Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BBCN Bancorp, Inc.:

We consent to the use of our report dated March 2, 2015, with respect to the consolidated balance sheet of BBCN Bancorp, Inc. as of December 31, 2014, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the joint proxy/prospectus.

(Signed) KPMG LLP

Los Angeles, California

March 7, 2016